                                                                    Exhibit 12.2
                       The Rouse Company and Subsidiaries

           Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements
                             (dollars in thousands)

                                                                                 Year ended December 31,
                                                                    ----------------------------------------------------
                                                                      1997       1996       1995       1994       1993
                                                                    ---------  ---------  ---------  ---------  ---------

Earnings before income taxes, extraordinary loss
 and cumulative effect of change in accounting principle            $ 73,826   $ 43,605   $ 10,169   $ 13,336   $  3,072

Fixed charges:
 Interest costs                                                      231,098    230,960    219,838    220,971    219,705
 Capitalized interest                                                (23,608)   (10,579)    (6,875)    (7,388)    (8,899)
 Amortization of debt issuance costs                                   1,645      2,066      2,527      2,146      2,801
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                        12,719     12,719      1,204         --         --
 Portion of rental expense representative of interest factor (1)       7,949      8,487      8,266     10,788     15,988
 Support for debt service costs provided to affiliates
  accounted for under the equity method                                   --         --         --         --         31

Adjustments to earnings (loss):
 Minority interest in earnings of majority-owned subsidiaries
  having fixed charges                                                 3,178      1,164      2,026      2,234      1,909
 Undistributed earnings of less than 50%-owned subsidiaries              (34)       (88)      (189)      (564)       (68)
 Previously capitalized interest amortized into earnings:
  Depreciation of operating properties (2)                             3,962      3,866      3,764      3,670      3,605
  Cost of land sales (3)                                               5,025      1,778      1,421      1,580      1,627
                                                                    --------   --------   --------   --------   --------
    Earnings available for fixed charges and
     Preferred stock dividend requirements                          $315,760   $293,978   $242,151   $246,773   $239,771
                                                                    ========   ========   ========   ========   ========

Combined fixed charges and Preferred stock
 dividend requirements:
 Interest costs                                                     $231,098   $230,960   $219,838   $220,971   $219,705
 Amortization of debt expense                                          1,645      2,066      2,527      2,146      2,801
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                        12,719     12,719      1,204         --         --
 Portion of rental expense representative of
  interest factor (1)                                                  7,949      8,487      8,266     10,788     15,988
 Support for debt service costs provided to affiliates
  accounted for under the equity method                                   --         --         --         --         31
 Preferred stock dividend requirements (4)                            10,313     17,555     24,402     21,802     18,968
                                                                    --------   --------   --------   --------   --------
    Total combined fixed charges and Preferred stock dividend
     requirements                                                   $263,724   $271,787   $256,237   $255,707   $257,493
                                                                    ========   ========   ========   ========   ========

Ratio of earnings to combined fixed charges
 and Preferred stock dividend requirements (5)                          1.20       1.08         --         --         --
                                                                    ========   ========   ========   ========   ========

(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,158,000 $3,844,000, $3,644,000, $6,232,000 and
    $10,006,000 for the years ended December 31, 1997, 1996, 1995, 1994 and
    1993, respectively.
(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of cost of Columbia land sales and 5% of cost of Summerlin land sales, the portions of such costs considered to be reasonable estimates of the interest factor.
(4) Represents estimated pre-tax earnings required to cover Preferred stock dividend requirements. All amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 0% in 1997 and 40% in 1996, 1995, 1994 and 1993.

                       The Rouse Company and Subsidiaries

           Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements


(5) Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000 and $17,722,000 for the years ended December 31, 1995, 1994 and 1993, respectively.